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                            ASSET PURCHASE AGREEMENT

                                  By and Among

                                   VGC CORP.,

                             VGC HOLDING USA, INC.,

                              NV KONINKLIJKE KNP BT

                                       and

                             PRIMESOURCE CORPORATION






                         Dated as of September 27, 1996




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                                TABLE OF CONTENTS

                                                                           Page


ARTICLE 1.
         PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.............  1
         1.1             Agreement of Purchase and Sale.....................  1
         1.2             Description of Assets Being Purchased..............  2
         1.3             The Purchase Price.................................  3
         1.4             Assumed Liabilities and Contracts..................  3
         1.5             Payment of Estimated Purchase Price at
                         Closing............................................  4
         1.6             Allocation.........................................  4
         1.7             Post Closing Adjustment............................  5
         1.8             Excluded Assets....................................  6
         1.9             Instruments of Conveyance and Transfer;
                         Further Assurances.................................  6

ARTICLE 2.
         CLOSING AND TERMINATION............................................  7
         2.1             Closing............................................  7
         2.2             Termination........................................  7

ARTICLE 3.
         REPRESENTATIONS AND WARRANTIES OF THE SELLER.......................  8
         3.1             Corporate Organization and Authority of the
                         Seller.............................................  8
         3.2             No Violation: Consents.............................  8
         3.3             Title to Properties; Absence of Liens..............  9
         3.4             Certain Events.....................................  9
         3.5             Financial Statements............................... 10
         3.6             Environmental Matters.............................. 10
         3.7             Employment Matters................................. 11
         3.8             Employee Benefits.................................. 11
         3.9             Property; Machinery and Equipment.................. 11
         3.10            Contracts.......................................... 11
         3.11            Broker's and Finder's Fees......................... 11
         3.12            Litigation......................................... 12
         3.13            Tax Matters........................................ 12
         3.14            Disclaimer of Other Representations and
                         Warranties; Disclosure............................. 12
         3.15            Insurance.......................................... 13
         3.16            Transactions with Affiliates....................... 13
         3.17            Representations Concerning Real Estate............. 13

ARTICLE 4.
         REPRESENTATIONS AND WARRANTIES OF THE BUYER........................ 15
         4.1             Organization....................................... 15
         4.2             Corporate Authority................................ 15
         4.3             No Violation: Consents............................. 15
         4.4             Broker's and Finder's Fees......................... 16
         4.5             Litigation......................................... 16
         4.6             Financing.......................................... 16


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ARTICLE 5.
         CERTAIN COVENANTS AND AGREEMENTS OF THE SELLER AND THE
         BUYER.............................................................. 17
         5.1             Conduct of Business Prior to the Closing Date...... 17
         5.2             Risk of Loss Prior to Closing Date................. 17
         5.3             Employees.......................................... 17
         5.4             Use of Names and Logos............................. 18
         5.5             Collection of Seller Receivables................... 18
         5.6             Certain Taxes and Fees............................. 19
         5.7             Access to Information and Confidentiality.......... 20
         5.8             Books and Records; Personnel....................... 20
         5.9             Other Negotiations................................. 21
         5.10            Press Releases..................................... 21
         5.11            Closing Conditions................................. 21
         5.12            Covenant Not To Compete............................ 22

ARTICLE 6.
         CONDITIONS PRECEDENT OF THE BUYER.................................. 22
         6.1             Representations and Warranties..................... 22
         6.2             No Actions......................................... 23
         6.3             Consents........................................... 23
         6.4             Closing Documentation.............................. 23
         6.5             Effectiveness of Certain Contracts................. 24
         6.6             Physical Inventory................................. 24
         6.7             Due Diligence...................................... 24

ARTICLE 7.
         CONDITIONS PRECEDENT OF THE SELLER................................. 24
         7.1             Representations and Warranties..................... 24
         7.2             No Actions......................................... 25
         7.3             Consents........................................... 25
         7.4             Closing Documentation.............................. 25
         7.5             Use Agreement...................................... 25

ARTICLE 8.
         INDEMNIFICATION.................................................... 26
         8.1             Indemnification by the Seller...................... 26
         8.2             Indemnification by the Buyer....................... 26
         8.3             Remedies........................................... 27
         8.4             Survival of Representations and Warranties......... 27
         8.5             Certain Limitations................................ 28
         8.6             Procedures Not Involving Third Party Claims........ 29
         8.7             Procedures Regarding Third Party Claims............ 29

ARTICLE 9.
         GUARANTY OF KNP BT AND HOLDING..................................... 30
         9.1             Guaranty........................................... 30
         9.2             Notice to KNP BT and Holding....................... 30
         9.3             Absoluteness of Guaranty........................... 30
         9.4             Exhaustion of Remedies Not Required................ 31
         9.5             No Limitation of Remedies.......................... 31
         9.6             Ownership.......................................... 31



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ARTICLE 10.
         MISCELLANEOUS...................................................... 32
         10.1            Cooperation........................................ 32
         10.2            Waiver............................................. 32
         10.3            Notices............................................ 32
         10.4            Governing Law and Consent to Jurisdiction.......... 33
         10.5            Counterparts....................................... 34
         10.6            Headings........................................... 34
         10.7            Entire Agreement................................... 34
         10.8            Amendment and Modification......................... 34
         10.9            Binding Effect; Benefits........................... 34
         10.10           Assignability...................................... 34
         10.11           Expenses........................................... 34


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                  THIS ASSET  PURCHASE  AGREEMENT is dated as of  September  27,
1996 (herein, together with the Schedules and Exhibits attached hereto, referred to as this "Agreement") by and among VGC Corp., a Minnesota corporation ("VGC" or the "Seller"), NV Koninklijke KNP BT, a Netherlands corporation ("KNP BT"), and VGC Holding USA, Inc., an indirect wholly owned subsidiary of KNP BT and the sole shareholder of VGC and a Delaware corporation ("Holding"), and PrimeSource Corporation, a Pennsylvania corporation (the "Buyer").


                              W I T N E S S E T H:


                  WHEREAS, the Buyer desires to purchase from the Seller substantially all of the assets and properties of the Seller relating to its graphic equipment and supplies distribution businesses and operations in the Des Moines, Iowa, Minneapolis, Minnesota, Omaha, Nebraska and Milwaukee, Wisconsin greater metropolitan areas (the "Business"), subject to certain exceptions as hereinafter specified, and to assume certain liabilities of the Seller relating to the Business, all upon the terms and conditions hereinafter set forth; and

                  WHEREAS, the Seller is willing to sell, transfer, convey, assign and deliver the same to the Buyer upon the terms and conditions hereinafter set forth; and

                  WHEREAS, Holding and KNP BT desire that the foregoing be effected.

                  NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.

                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

                  1.1 Agreement of Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as such term is defined in Section 2.1 hereof), the Seller shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to the Buyer, and the Buyer shall purchase and accept delivery of, all of the Seller's right, title and interest in and to all of the assets of the Seller of every kind, character and description, tangible or intangible, real, personal or mixed, used for the Business, including, without limitation, all of the assets described in Section 1.2, but excluding, however, the assets described in

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Section  1.8 (the  "Excluded  Assets")  (said  assets,  other than the  Excluded
Assets, constituting the "Purchased Assets").

                           Except as set forth herein, the Purchased Assets
will be sold free and clear of all mortgages, deeds of trust, liens, pledges, charges, security interests, contractual restrictions, claims or encumbrances of any kind or character (collectively, "Encumbrances").

                  1.2 Description of Assets Being Purchased. The Buyer shall purchase all of the Seller's right, title and interest in and to the Purchased Assets which shall include, to the extent not identified in the Excluded Assets, all the assets of the Seller used in or for the Business, including all collateral and supporting assets, including specifically the items listed in
Section 1.2(a) through Section 1.2(f) below, and further including, to the extent not elsewhere listed and to the extent not identified as an Excluded Asset, all machinery, equipment (both mobile and non-mobile), personal computers, terminals and printers, personal computer software, tools, furniture, furnishings, trade fixtures, supplies and parts, and automobiles, trucks, vehicles, and other tangible personal property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any third party) that are used for the Business, whether owned, leased, or subleased. Included in the Purchased Assets shall be the transfer of any favorable ratings of the Seller relating to unemployment taxes under any applicable Iowa, Minnesota, Nebraska or Wisconsin state laws or regulations relating to the payment of unemployment taxes and compensation, to the extent that any such favorable ratings are transferable.

                           (a)  The Inventory of the Seller for the Business,
as defined on Schedule 1.2(a).

                           (b)  All other tangible and intangible property of
the Seller used in the Business as described on Schedule 1.2(b), but excluding anything included in the Excluded Assets. Tangible and intangible property includes any assets subject to capital leases, as determined under Statement of Financial Accounting Standards, No. 13, "Accounting for Leases."

                           (c)  All other assets of the Seller for the
Business including deposits, prepaid expenses and like items, all as described on Schedule 1.2(c).

                           (d)  All operating leases of the Seller for the
Business, as described on Schedule 1.2(d), which operating leases include real property leases, motor vehicle leases, and equipment leases.

                           (e)  All miscellaneous assets of the Seller used
in the Business, not otherwise specifically itemized, as generically described on Schedule 1.2(e).

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                           (f)  The real property owned by the Seller in
Ankeny, Iowa and Mendota Heights, Minnesota, as more fully described on Schedule 1.2(f) (the "Owned Real Property").

                  1.3 The Purchase Price. The purchase price ("Purchase Price") to be paid by the Buyer to the Seller for the Purchased
Assets shall be the sum of the following components:

                           (a)  For the Inventory as described in Section
1.2(a), the average inventory cost therefor as shown on Seller's regular detail computer printouts for inventory, less a reserve of $1,750,000.

                           (b)  For all tangible and intangible property
described in Section 1.2(b), the sum of $1,125,000.

                           (c)  For all other assets described in Section
1.2(c), the fair value thereof as determined by applying accepted industry standards for all items generic to the industry, or the fair market value thereof as determined under generally accepted accounting principles ("GAAP") for all items which are not industry specific.

                           (d)  For all operating leases described in Section
1.2(d), the purchase price therefor is agreed to be equal to the obligations the Buyer assumes under each operating lease.

                           (e)  For the Owned Real Property as described in
Section 1.2(f), the sum of $2,725,000.

                  1.4 Assumed Liabilities and Contracts. On the terms and subject to the conditions of this Agreement, at the Closing:

                           (a)  the Buyer shall assume and undertake to
perform the liabilities and obligations, including the balances due under capital leases, of the Seller specifically described on Schedule 1.4(a) attached hereto (such liabilities and obligations being hereinafter referred to as the "Assumed Liabilities"). Except as provided in Section 5.3 hereof, the Buyer shall not assume any liabilities of the Seller regarding Seller's employees, including, without limitation, liabilities or obligations of the Seller for medical benefits of any kind or workers compensation benefits and liabilities arising out of the National Labor Relations Act ("NLRA"), Civil Rights Act of 1964, Americans with Disabilities Act ("ADA"), Age Discrimination and Employment Act ("ADEA"), Equal Pay Act, Fair Labor Standards Act ("FLSA"), Worker Adjustment and Retraining Notification Act ("WARN"), Family Medical Leave Act ("FMLA"), wrongful discharge of employees, the Employee Retirement Income Security Act of 1974 ("ERISA"), the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), any employee pension benefit plan or employee welfare benefit plan (as such terms are defined in ERISA) and any other state, local or federal laws, rules or regulation governing employment relations (collectively, "Employment Laws").

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                           (b)  The Buyer shall assume and undertake to
perform the duties and obligations of the Seller under the contracts and agreements specifically described on Schedule 1.4(b) attached hereto (such duties and obligations arising under said contracts and agreements being hereinafter referred to as the "Assumed Contracts").

                           Other than the Assumed Liabilities and the Assumed
Contracts, the Seller shall retain and remain responsible for all obligations, duties and liabilities of the Seller of any nature whatsoever and the Buyer assumes no other liability, duty or obligation.

                           The Seller hereby agrees to timely pay, satisfy
and discharge when and as the same may become due, and not any sooner, all of its liabilities, duties and obligations of any kind or nature with respect to its liabilities and obligations under the Assumed Contracts to be paid, satisfied or discharged by the Seller prior to the Closing Date and to pay and satisfy its liabilities and obligations which are required to be satisfied by it prior to the Closing Date.

                  1.5 Payment of Estimated Purchase Price at Closing. At the Closing, the Buyer shall deliver to the Seller an amount equal to the sum of the Purchase Price as determined in Section 1.3 less the amount of Assumed Liabilities as defined in Section 1.4(a), all as determined as at a date as close to the date of the Closing as possible (the "Estimated Purchase Price"), in immediately available funds by wire transfer to an account designated by the Seller prior to the Closing Date.

                           For purposes of facilitating the post closing
adjustments required under Section 1.7, the parties hereby define "Net Working Capital" to be the sum of the Inventory (Section 1.2(a)) plus the other current assets (Section 1.2(c)) less the amount of the Assumed Liabilities (Section 1.4(a)). Prior to the Closing, for purposes of the Estimated Purchase Price, the Buyer and the Seller shall have agreed upon the amount of the estimated Net Working Capital as at a date as close to the date of the Closing as possible (such amount being herein referred to as the "Estimated Net Working Capital"). Only the Net Working Capital component of the Estimated Purchase Price shall be subject to adjustment under this Agreement, it being agreed that all other components of the Purchase Price will be final as of the Closing.

                  1.6 Allocation. Schedule 1.6 hereto sets forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets, as mutually agreed between the Seller and the Buyer. The parties agree that this allocation is fair and reasonable. The parties further agree that no party shall take a position on any federal or state income tax return, including without limitation, IRS Form 8594 and any amendments thereto, before any governmental agency charged with the collection of any tax or in any proceeding that is inconsistent

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with the  attached  allocation  without the prior  written  consent of the other party, which consent may be absolutely and unconditionally withheld by the other party.

                  1.7  Post Closing Adjustment.

                           (a)  As soon as reasonably practicable, but not
later than thirty (30) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a statement of the amount of Net Working Capital as at the Closing Date (the "Net Working Capital Statement"). The Net Working Capital Statement shall set forth the amount of each of the components of Net Working Capital as at the Closing Date and shall be prepared by the Seller in accordance with the requirements set forth in this Section 1.7. All inventories reflected on the Net Working Capital Statement shall be so reflected on the basis of a complete physical count taken in accordance with Section 6.6 hereof and shall be valued as of the Closing Date in accordance with Section 1.2(a). The Seller shall be entitled to call upon and to receive the assistance of Coopers & Lybrand LLP in the preparation of the Net Working Capital Statement. The Buyer agrees to cooperate with and assist the Seller in the preparation of the Net Working Capital Statement, and the Buyer shall give to the Seller and Coopers & Lybrand LLP full access to the books and records of the Buyer that the Seller requires to complete the Net Working Capital Statement.

                           (b)  Within forty-five (45) days of the delivery
by the Seller to the Buyer of the Net Working Capital Statement, the Buyer shall review the Net Working Capital Statement. For purposes of such review, the Seller shall give, and shall cause to be given, to the Buyer full access, during normal business hours and on reasonable prior notice, to the books and records used in connection with the preparation of the Net Working Capital Statement, including, without limitation, the detail ledgers of the Seller, work papers and historical financial information reasonably requested by the Buyer. In the event that, by the expiration of such forty-five (45) day period, the Buyer shall not have notified the Seller of any objection to the Net Working Capital Statement, the Net Working Capital Statement shall be deemed agreed to by the Buyer and the Seller and shall be final, conclusive and binding on all the parties hereto. If such a notice of objection is given by the Buyer to the Seller, then, if the parties are unable to resolve such objection within thirty (30) days after receipt by the Seller of such notice, the Seller and the Buyer shall submit the dispute to Arthur Andersen LLP (the "Accountant"). The parties shall instruct the Accountant to issue its determination regarding the dispute and the amount of the Net Working Capital as at the Closing Date within thirty (30) days of its engagement or otherwise as soon as practicable. Upon the engagement of the Accountant, the Seller and the Buyer shall submit a statement to the Accountant setting forth their respective positions regarding the dispute and the amount of the Net Working Capital as at the Closing Date. The

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Seller  shall give,  and shall  cause to be given,  to the  Accountant  the same access afforded to the Buyer under this Section 1.7. The determination by the Accountant shall be conclusive and binding on all the parties hereto.

                           (c)  If the amount of Net Working Capital set
forth in the Net Working Capital Statement (as agreed to by the parties or as determined by the Accountant) is less than the Estimated Net Working Capital (such shortfall being hereinafter called the "Net Working Capital Deficiency"), then, an adjustment to the Estimated Purchase Price (the "Purchase Price Adjustment") shall be automatically effected pursuant to which the Estimated Purchase Price shall be reduced by an amount equal to the Net Working Capital Deficiency and such amount shall be due and payable within ten (10) days by the Seller to the Buyer. If the amount of the Net Working Capital set forth in the Net Working Capital Statement (as agreed to by the parties or as determined by the Accountant) exceeds the Estimated Net Working Capital (such excess being hereinafter called the "Net Working Capital Surplus"), then the Purchase Price Adjustment shall be automatically effected pursuant to which the Estimated Purchase Price shall be increased by an amount equal to the Net Working Capital Surplus and such amount shall be due and payable within ten (10) days by the Buyer to the Seller. The Estimated Purchase Price, as adjusted pursuant to this
Section 1.7, shall be the "Purchase Price," as defined in Section 1.3.

                           (d)  The party which makes a payment pursuant to a
Purchase Price Adjustment shall include, with such payment, simple interest on the amount of such payment computed at a rate per annum of eight percent (8%), from the Closing Date through the payment date.

                           (e)  All fees and expenses of the Accountant in
performing its duties under this Agreement shall be shared equally by the Seller and the Buyer and each of the Seller and the Buyer hereby agrees to pay its share of such fees and expenses.

                  1.8 Excluded Assets. The Seller will retain and not sell, convey, assign, transfer or deliver to the Buyer, and the Buyer shall not purchase or acquire any of the assets described on Schedule 1.8, which shall constitute the "Excluded Assets."

                  1.9  Instruments of Conveyance and Transfer; Further
Assurances.

                           (a)  Instruments of Conveyance and Transfer.  At
the Closing, the Seller shall deliver to the Buyer a Bill of Sale for the Purchased Assets in the form of Exhibit 1.9(a) hereto (the "Bill of Sale"), and such other endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance and transfer as shall be reasonably necessary to

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vest in the Buyer title to the Purchased Assets in accordance herewith.

                           (b)  Further Assurances.  The Seller further
agrees that, from and after the Closing, it will execute and deliver to the Buyer such additional instruments and documents and take such further action as the Buyer may reasonably require in order to more fully vest, record and/or perfect the Buyer's title to, or interest in, the Purchased Assets.


                                   ARTICLE 2.

                             CLOSING AND TERMINATION

                  2.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of the Seller located at 1395 Commerce Drive, Mendota Heights, Minnesota at 10:00 A.M. (local time) no later than October 30, 1996 (the "Closing Date") or at such other place, time and date as may be agreed upon by the Buyer and the Seller.

                  2.2 Termination. This Agreement may be terminated in writing at any time:

                           (a)  without liability on the part of any party
hereto, by mutual written consent of the Buyer and the Seller;

                           (b)  without liability on the part of any party
hereto by either the Buyer or the Seller, if the Closing shall not have occurred on or before October 30, 1996 (or such later date as may be agreed upon in writing by the parties hereto);

                           (c)  by the Buyer, if

                    (i) there shall have been a failure of a condition precedent as set forth in Article 6 hereunder, and

                     (ii) the Seller shall not have provided
         reasonable assurance that such condition precedent will be satisfied on or before October 30, 1996, and

                    (iii) such condition precedent shall not have been satisfied or waived prior to or on October 30, 1996;

                           (d)  by the Seller, if

                    (i) there shall have been a failure of a condition precedent as provided in Article 7, and

                     (ii) the Buyer shall not have provided
         reasonable assurance that such condition precedent will be satisfied on or before October 30, 1996, and

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                    (iii) such condition precedent shall not
         have been satisfied or waived prior to or on October 30, 1996;

                           (e)  by the Buyer pursuant to Section 5.2 if an
event described in Section 5.2(a), (b) or (c) occurs prior to the Closing Date.


                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  Subject to the Schedules attached hereto and referred to below, the Seller represents and warrants to the Buyer that:

                  3.1 Corporate Organization and Authority of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has full corporate power and authority to enter into this Agreement and all other documents required to be entered into by the Seller pursuant hereto (this Agreement, together with such other documents, being herein referred to as the "Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of the Agreements have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by the Seller, and (assuming due execution and delivery by the Buyer) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

                  3.2 No Violation: Consents. The execution and delivery by the Seller of the Agreements, the consummation by the Seller of the transactions contemplated hereby and thereby and the performance by the Seller of its obligations hereunder and thereunder do not and will not, except as set forth on Schedule
3.2 hereto,

                           (a)  conflict with or violate any of the
provisions of the certificate or articles of incorporation or by-laws, each as amended, of the Seller,

                           (b)  violate any law, ordinance, rule or
regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to the Seller,


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                           (c)  violate or conflict with the terms of, or
result in the acceleration of, any indebtedness or obligation of the Seller under, or violate or conflict with or result in a breach of, or constitute a default under, any material instrument, agreement, indenture, mortgage, deed of trust or other contract to which the Seller is a party, or by which the Seller is bound, or

                           (d)  result in the creation or imposition of any
Encumbrance upon any of the Purchased Assets.

                  Except as set forth in Schedule 3.2 hereto, no consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by the Seller of the Agreements, the consummation by the Seller of the transactions contemplated hereby and thereby and the performance by the Seller of its obligations hereunder or thereunder.

                  3.3 Title to Properties; Absence of Liens. The Seller has good and valid title to, or subsisting leasehold interests in, those Purchased Assets owned or leased by it, as the case may be, free and clear of all Encumbrances, except for the following (collectively, "Permitted Encumbrances"):

                           (a)  In the case of the Owned Real Property,
Encumbrances that do not interfere with the present use by the Seller of the property subject thereto or affected thereby; and

                           (b)  Encumbrances disclosed in Schedule 3.3
hereto.

                  3.4 Certain Events. Except as disclosed in Schedule 3.4 hereto, since December 25, 1995, the Seller has operated the Business in the ordinary course and, except as set forth on Schedule 3.4 hereto, there has not occurred:

                           (a)  any damage, destruction or loss (whether or
not covered by insurance) materially adversely affecting the Purchased Assets;

                           (b)  any sale, transfer, pledge or other
disposition of any tangible or intangible assets of the Business
(except in the ordinary course of business);

                           (c)  any capital appropriation or expenditure or
commitment therefor on behalf of the Seller for the Business in excess of $25,000;

                           (d)  any event or any other change in the
condition of the Seller which has, or could reasonably be expected to have, a material adverse effect on the Purchased Assets or the Business;

#90060036.5
                                       -9-

                           (e)  any default by the Seller in any material
liability or obligation of the Seller for the Business or any material adverse change in the terms of any contract or instrument for the Business to which the Seller is a party;

                           (f)  any waiver, cancellation, sale or other
disposition, for less than the face amount thereof, of any claim or right which the Seller has against others which relate to the Business or the Purchased Assets;

                           (g)  any change in any method of accounting or
accounting practice; or

                           (h)  any notices that any supplier or customer has
taken or contemplates any steps which could materially and adversely disrupt the Business.

                  3.5 Financial Statements. The gross revenues of the Business for the year ended December 25, 1995 are shown on
Schedule 3.5.

                  3.6  Environmental Matters.

                           (a)  Except as set forth in Schedule 3.6, as of
the date of this Agreement, the Seller has obtained and is in compliance with all permits, licenses and such other authorizations required to be obtained for the operation of the Business and the ownership and use of the Purchased Assets under currently applicable federal, state and local laws, including all rules and regulations promulgated thereunder, relating to pollution or protection of human health or the environment (the "Environmental Laws") except for any permits, licenses or authorizations which, if not obtained, would not have a material adverse effect on the Purchased Assets or the Business.

                           (b)  Except as set forth in Schedule 3.6, the
Seller is, as of the date of this Agreement, with respect to the Business:

                    (i) in material compliance with all terms and conditions of the permits, licenses and authorizations referred to in Section 3.6(a) above, and

                   (ii) in material compliance with all other
         limitations,   restrictions,   conditions,   standards,   prohibitions,
         requirements and obligations contained in Environmental Laws presently in effect.

                           (c)  As of the date of this Agreement, there are
no civil, criminal or administrative actions, suits, hearings, proceedings, written notices of violation, claims or demands pending or, to the best knowledge of the Seller, threatened against the Seller under the Environmental Laws which, if

#90060036.5
                                      -10-
adversely determined against the Seller, would have a material adverse effect on the Purchased Assets or the Business.

                  3.7 Employment Matters. To the best of the Seller's knowledge, the Seller has not violated any Employment Laws, the violation of which would have a material adverse effect on the Business or Purchased Assets. Schedule 3.7 also discloses any existing employee leave of absence for the Business that has been identified or designated as a leave of absence subject to the FMLA.

                  There are no collective bargaining agreements in effect or any labor organization representing any employees of the Seller at any location of the Business. Within the last two (2) years, the Seller has not been the subject of any union activity or labor dispute, nor has there been any strike of any kind called, or threatened to be called, against any of them with respect to any location of the Business.

                  3.8 Employee Benefits. No promise has been made by Seller to any of its employees or former employees that the Buyer will continue, assume or otherwise be responsible for any of the employee benefits that the Seller has provided or is providing to such employees or former employees, or that the Buyer will provide any employee benefits to employees who are hired by the Buyer subsequent to Closing.

                  3.9  Property; Machinery and Equipment.

                           (a)  The Purchased Assets that are owned by the
Seller that constitute fixed assets and that, as of the Closing Date, have not been fully depreciated by the Seller, are in existence and in working condition, in accordance with industry standards taking into account the age thereof.

                           (b)  There are no material leases or other
agreements for the Business under which the Seller is lessee of or holds or operates any items of machinery, equipment, motor vehicles, furniture and fixtures or other property owned by any third party, which are not included in the Assumed Liabilities or in the Schedules to this Agreement.

                  3.10 Contracts. The Seller has in all material respects performed all of its obligations required to be performed by it to the date hereof under, and are not in default in any material respect under, any contract that is included in the Assumed Contracts.

                  3.11 Broker's and Finder's Fees. Neither the Seller nor Holding nor KNP BT has incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, and the Seller hereby agrees to assume all liability

#90060036.5
                                      -11-
to any such broker, finder or agent or any other person or entity claiming any such fee or commission.

                  3.12 Litigation. There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller which would materially and adversely affect the Seller's ability to consummate the transactions contemplated hereby or adversely affect the Business or the Purchased Assets.

                  3.13 Tax Matters. To the best of the Seller's knowledge, the Seller has filed all tax returns or reports which were required to be filed by it for all periods prior to or including the Closing Date, and such returns or reports are correct and complete in all material respects. All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("Taxes"), payable by, or due from, the Seller for all periods prior to the date hereof have been fully paid or adequately reserved for by the Seller, or, with respect to Taxes required to be accrued, the Seller has properly accrued such Taxes. All Taxes which the Seller is required by law to withhold or collect relating to the Business have been duly withheld or collected and have been paid over to the appropriate governmental agency or authority or are properly recorded as a liability on the books of the Seller.

                  3.14 Disclaimer of Other Representations and Warranties; Disclosure. The Seller does not make, or has not made, any representations or warranties relating to any of the Purchased Assets or Assumed Liabilities or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by the Seller. Without limiting the generality of the foregoing, neither the Seller nor Holding or KNP BT has made, or shall be deemed to have made, any representations or warranties in the Confidential Memorandum dated November 1, 1995 relating to Holding and the Seller supplied to the Buyer prior to the date hereof (the "Offering Memorandum") or in any presentation of the business of the Seller in connection with the transactions contemplated hereby, and no statement contained in the Offering Memorandum or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any projections, forecasts or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Offering Memorandum, are not and shall not be deemed to be or to include representations or warranties of KNP BT, Holding or the Seller. No person has been authorized by KNP BT, Holding or the Seller to make any representation or warranty relating to the Purchased Assets or the Assumed Liabilities or otherwise in connection with the transactions contemplated hereby and, if made, such

#90060036.5
                                      -12-
representation or warranty must not be relied upon as having been authorized by KNP BT, Holding or the Seller.

                  IN FURTHERANCE OF THE FOREGOING, THE PARTIES HERETO AGREE THAT, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 3 OF THIS AGREEMENT AND EXCEPT FOR THE EXISTING MANUFACTURER AND THIRD PARTY WARRANTIES ON THE PURCHASED ASSETS WHICH ARE BEING ASSIGNED TO THE BUYER, THE PURCHASED ASSETS ARE BEING SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN "AS IS, WHERE IS" BASIS "WITH ALL FAULTS" AND THAT, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 3 OF THIS AGREEMENT, KNP BT, HOLDING AND THE SELLER MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  3.15 Insurance. The Seller has not been refused any insurance, nor has its coverage been limited or subject to any additional premiums because of additional risks, by any insurance company within the last two years relating to the Business and the Purchased Assets.

                  3.16  Transactions  with  Affiliates.  Except  as set forth on
Schedule 3.16, during the last two years, with respect to or for the Business, the Seller has not purchased, leased, or otherwise acquired any material property or assets or obtained material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or provided any material services to, any person or entity which is affiliated with the Seller or any officer or director of the Seller or any member of the immediate family of such officer and director.

                  3.17 Representations Concerning Real Estate. With respect to the Owned Real Property, the Seller represents and warrants as follows:

                           (a)  To the best of Seller's knowledge, subject to
encumbrances  listed on the  ProForma  Title  Insurance  Policy  referred  to on
Schedule 3.3 hereto, the Owned Real Property is free from any development, use or occupancy restrictions, except those imposed by applicable law, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Owned Real Property is located. No options have been granted to others to purchase, lease or otherwise acquire any interest in the Owned Real Property or any part thereof. To the best of Seller's knowledge, subject to encumbrances listed on the ProForma Title Insurance Policy, Seller has the exclusive right of possession of each tract or parcel comprising the Owned Real Property.

                           (b)  To the best of Seller's knowledge with the
exception that Seller makes no representations or warranties with

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                                      -13-
respect to compliance with the Americans with Disabilities Act
("ADA"):

                       (i) the present use, occupancy and
operation of the Owned Real Property, and the Improvements thereof, as defined herein, to the Owned Real Property are in compliance in all material respects with all, and not in violation of any, Laws and with all restrictive covenants of record; and

                    (ii) Seller has received no notice of any proposed change therein that would affect in any material respect any of the Owned Real Property or the present use, occupancy or operation thereof; and

                    (iii) Except to the extent same have been cured, Seller has received no notice of any violation of any Laws, code, order, rule, regulation, requirement or restrictive covenants of record, or notice of any pending violation of any Laws, code, order, regulation, requirement or restrictive covenants of record from any Government or other person relating to any of the Owned Real Property or the activities thereon and knows of no fact which would constitute grounds for receiving any such notice; and

                   (iv) Seller has received no notice that any portion of the Owned Real Property is subject to any classification, designation or preliminary determination of any Government or pursuant to any Law which would restrict the use, development, occupancy or operation of the Owned Real Property in connection with the Business in any material respect; and

                    (v) All building systems included within the Improvements are in working order in accordance with industry standards, taking into account the age thereof.

                           (c)  Neither the Seller nor any other person has
caused any work or improvements to be performed upon or made to any of the Owned Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any lien in favor of the Person who performed the work.

                           (d)  As used in this Section 3.17, and for no
other purpose in this Agreement: "Government" shall mean any federal, national, state, provincial, local, or municipal government or any department, commission, board, bureau, agency instrumentality, unit, or taxing authority thereof. "Known," "to the knowledge of," "to the best knowledge of" "aware" or words of similar import employed in this Section 3.17 with reference to any individual or entity shall be conclusively presumed to mean that the person or entity has made reasonable efforts under the circumstances to become knowledgeable; in the case of the Seller as a business entity, "knowledge" shall be deemed to be the

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                                      -14-
individual and collective "knowledge" (as defined above) of its directors and senior officers and managers. "Improvements" shall mean all buildings, structures and other improvements of any and every nature located on the Owned Real Property and all fixtures attached or affixed, actually or constructively, to the Owned Real Property or to any such buildings, structures or other improvements to the extent any of same materially affect the use and/or operation of said Owned Real Property. "Law" shall mean all federal, national, state, provincial, local, municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction in which the Owned Real Property is located as in effect at the time of the Closing.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Seller that:

                  4.1 Organization. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Pennsylvania.

                  4.2 Corporate Authority. The Buyer has full corporate power and authority to enter into this Agreement and all other documents required to be entered into by the Buyer pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and all other documents required to be entered into by the Buyer pursuant hereto (the "Other Agreements") have been duly authorized by all requisite corporate action. This Agreement has been, and each of the Other Agreements will be as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by the Seller) this Agreement constitutes, and all other documents required to be entered into by the Buyer pursuant hereto when executed and delivered will constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

                  4.3 No Violation: Consents. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder will not


#90060036.5
                                      -15-

                           (a)  conflict with or violate any of the
provisions of the certificate of incorporation or by-laws of the Buyer,

                           (b)  violate any law, ordinance, rule or
regulation or any judgment, order, writ, injunction or decree or similar command of any court administrative or governmental agency or other body applicable to the Buyer, or

                           (c)  violate or conflict with the terms of, or
result in the acceleration of, any indebtedness or obligation of the Buyer under, or violate or conflict with or result in a breach by the Buyer of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which the Buyer is a party or by which the Buyer or any of its assets may be otherwise bound or affected.

                           Except as set forth in Schedule 4.3 hereto, no
consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder.

                  4.4 Broker's and Finder's Fees. The Buyer has not incurred any liability to any broker, finder or agent or any other person or entity for any fees or commissions with respect to the transactions contemplated by this Agreement, and the Buyer hereby agrees to assume all liability to any such broker, finder or agent or any other person or entity claiming any such fee or commission.

                  4.5 Litigation. There is no action, suit, proceeding or investigation as of the date hereof pending or, to the best knowledge of the Buyer, threatened against the Buyer which would materially and adversely affect the Buyer's ability to consummate the transactions contemplated hereby.

                  4.6 Financing. The Buyer has sufficient funds (or access to sufficient funds) to consummate the transactions contemplated hereby.



#90060036.5
                                      -16-

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS
                           OF THE SELLER AND THE BUYER

                  5.1 Conduct of Business Prior to the Closing Date. The Seller agrees that, between the date hereof and the Closing Date:

                           (a)  Except as contemplated by this Agreement or
permitted by written consent of the Buyer, the Seller shall operate the Business only in the ordinary course consistent with prior practice (including, without limitation, maintaining all insurance coverages in place as of the date hereof).

                           (b)  The Seller shall use its reasonable best
efforts to preserve its business organization intact and shall use its reasonable best efforts to keep available to the Buyer the services of the present employees of the Seller and to preserve for the Buyer the goodwill of the Seller's material suppliers and customers and others having material business relations with the Seller.

                  5.2 Risk of Loss Prior to Closing Date. The risk of loss to any of the Purchased Assets shall remain with Seller until the Closing. If, before the Closing

                           (a)  all or any part of the Purchased Assets is
taken by eminent domain;

                           (b)  a condemnation proceeding has been filed or
is threatened against the Purchased Assets or any part thereof;
or

                           (c)  all or any material part of the Purchased
Assets is destroyed or materially damaged,

then Seller promptly shall provide written notice to Buyer of any such event and Buyer may inspect the Purchased Assets subject to such event within ten (10) days after receiving Seller's notice. Within ten (10) days after the completion of such inspection, the Buyer may terminate this Agreement as a result of such event without further obligation by delivering written notice of such termination to the Seller within such 10 day period. If Buyer does not so terminate this Agreement, the Buyer will be deemed for all purposes hereunder to have agreed to take such Purchased Assets in the condition in which they exist after such event (and this Agreement shall be deemed amended for all purposes to so provide), in which case the Seller shall, at the Closing, assign and transfer to the Buyer all of the Seller's right, title and interest in and to any awards or insurance proceeds payable to the Seller as a result of such event.

                  5.3 Employees. At least two (2) weeks prior to the Closing Date, the Buyer shall notify the Seller in writing as to

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



which employees of the Seller for the Business to whom the Buyer intends to offer employment. At or prior to the Closing, the Buyer shall offer employment to such employees upon terms and conditions of employment satisfactory to the Buyer.

                  Moreover, any employees of Seller hired by Buyer shall be "at will" employees of Buyer, meaning that either the employee or Buyer may terminate the employment relationship at any time, with or without cause or advance notice.

                  5.4 Use of Names and Logos.  Anything  herein to the  contrary notwithstanding, no interest in or right to use the names NV Koninklijke KNP BT, VRG Holding B.V., VGC Holding USA, Inc. or VGC Corp. or any derivatives thereof or any trademarks or logos of any such company or the trademark/service mark "VGC Advantage" (collectively, the "KNP BT Names and Logos") is being transferred hereunder.

                           The Buyer agrees that it will, as promptly as
practicable but in any event within ninety (90) days following the Closing Date, remove or obliterate any KNP BT Names and Logos from any Purchased Asset to which any KNP BT Names and Logos has been affixed and from all signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other materials used by the Buyer (collectively, "Supplies") and will not thereafter use any such Supplies which bear any such KNP BT Names or Logos; provided, that, the Buyer may, for a period of up to one hundred and eighty
(180) days after the Closing Date, use the Seller's remaining inventory of Supplies which contain any of the KNP BT Names and Logos provided such Supplies are (i) used only in connection with the sale of inventory included in the Purchased Assets and (ii) conspicuously marked with the company name of the Buyer, and provided further that all products sold in connection with the use of such Supplies shall be of a quality at least equal to that of similar products sold by the Seller prior to the Closing Date. The Buyer will not, and will cause each of its affiliates not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of any of the KNP BT Names and Logos.

                  5.5  Collection of Seller Receivables.

                           (a)  The Buyer shall, for 180 days after the
Closing Date, act as collection agent for the Seller with respect to the collection of the Seller's trade accounts receivable for the Business (the "Seller Receivables"), which, as provided in Section 1.8 hereof, are an Excluded Asset. In collecting the Seller Receivables for the Seller, the Buyer shall use efforts consistent with the efforts used by the Buyer in the collection of its own accounts receivable, exclusive, however, of suit or other third-party collection methods. Amounts received by the Buyer from parties that have outstanding Seller Receivables shall be applied first against the oldest of Seller Receivables, in order of age, owed by such party until all Seller Receivables

#90060036.5
                                      -18-
owed by such party are paid in full and then to other amounts owed by such party to the Buyer, except that amounts shall not be applied against a Seller Receivable, or portion thereof (if only a portion thereof is in dispute), that is subject to a bona fide dispute by the customer until such dispute is resolved.

                           (b)  The Buyer shall maintain complete and
accurate records of its collection activities for the Seller Receivables on behalf of the Seller. Commencing one month after Closing, and on the tenth day of each month thereafter, the Buyer shall remit to the Seller the net proceeds collected by the Buyer on behalf of the Seller for the Seller Receivables during the preceding calendar month, together with a report detailing the collection activity and outstanding balance of the Seller Receivables, as well as such other information in connection with the Seller Receivables and the collection thereof as the Seller shall reasonably request.

                           (c)  The Buyer shall provide access to the Seller
to such records and documents of the Buyer as the Seller shall reasonably request to verify and substantiate compliance by the Buyer of this Section 5.5. At the end of such 180 day period, or sooner with respect to specific files, documents and records as requested by Seller, all files, documents and records relating to the Seller Receivables that are in the Buyer's possession shall be returned to the Seller. The Seller shall be entitled to pursue the collection of any outstanding Seller Receivable at any time and in any manner that the Seller desires. At the end of such 180 day period, Buyer shall provide to Seller a detailed summary of all collection activity of the Buyer.

                           (d)  Notwithstanding the foregoing, it is
understood that, with respect to those parties which had done business with Buyer and had outstanding balances with Buyer on the date of Closing for business transacted prior to Closing, payments to Buyer for such business arising prior to Closing will not be considered with respect to this paragraph.


                  5.6  Certain Taxes and Fees.

                           (a)  All sales and transfer and other similar
taxes and/or fees which may be due or payable in connection with the transactions contemplated hereby shall be borne by the Buyer.

                           (b)  All documentary recording costs and fees
shall be borne by the Buyer.

                           (c)  The following taxes, charges and payments
("Charges") shall be prorated on a per diem basis and apportioned between the Seller and the Buyer as of the date of the Closing:
real property, use and intangible taxes, utility charges, rental or lease charges, license fees, general assessments imposed with respect to the Purchased Assets, and employee payrolls. The

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



Seller shall be liable for and shall pay that portion of the Charges relating to, or arising in respect of, periods prior to the date of the Closing and the Buyer shall be liable for and shall pay that portion of the Charges relating to, or arising in respect of, any period on and after the date of the Closing.

                  5.7  Access to Information and Confidentiality.  The
                       -----------------------------------------
Seller shall permit the Buyer and its representatives to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records and properties of the Seller in connection with the transactions contemplated hereby.
The Buyer hereby confirms the terms and provisions of that certain confidentiality agreement dated October 23, 1995 between the Buyer and Holding (the "Confidentiality Agreement"), and such terms are hereby incorporated herein, in its entirety, by this reference. The Buyer further acknowledges and agrees that all information provided to the Buyer hereunder shall constitute Confidential Material (as such term is defined in the Confidentiality Agreement), and that the provisions of this
Section 5.7, including the terms and provisions of the Confidentiality Agreement, shall survive the termination of this Agreement for any reason.

                  5.8 Books and Records; Personnel. For a period of seven years from the Closing Date (or such other period as specified herein or such longer period as may be required by any governmental agency or requested by the Seller or Buyer in connection with disputes or litigation):

                           (a)  Neither the Seller nor the Buyer shall
dispose of or destroy any of the books and records included in the Purchased Assets without first offering to turn over possession thereof to the other party by written notice to the other party at least thirty (30) days prior to the proposed date of such disposition or destruction.

                           (b)  The Buyer shall allow the Seller and its
agents reasonable access upon reasonable advance notice to all books and records included in the Purchased Assets during normal business hours at Buyer's principal places of business or at any location where any such books and records are stored, and the Seller shall have the right, at its own expense, to make copies of any such books and records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Buyer's business.

                           (c)  The Buyer shall make available to the Seller
upon the Seller's reasonable written request

                  (i) copies of any books and records included in the Purchased Assets,


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



                    (ii) the Buyer's personnel to assist the Seller in locating and obtaining any such books and records,

                    (iii) any of the Buyer's personnel whose assistance or participation is reasonably required by the Seller in anticipation of, or preparation for, existing or future litigation, tax returns (including sales tax returns) or other similar matters in which Seller is involved, and

                     (iv) any of the Buyer's personnel whose
         assistance or participation is reasonably required by the Seller in connection with the Seller's obligation to pay accounts payable of the Business as of the Closing when due (which obligation of the Seller is not an Assumed Liability pursuant to this Agreement).

                           The Seller shall reimburse the Buyer for the
reasonable out-of-pocket costs and expenses incurred by the Buyer in performing the covenants contained in this Section 5.8(c).

                           (d)  For a period of six (6) months after the
Closing Date, the Seller shall make available to the Buyer, upon the Buyer's reasonable request, any of the Seller's personnel whose assistance is required by the Buyer with respect to matters involving the Purchased Assets, Assumed Liabilities or the transactions contemplated hereby. The Buyer shall reimburse the Seller for the reasonable out-of-pocket expenses incurred by the Seller in performing the covenants contained in this Section 5.8(d).

                  5.9 Other Negotiations. Neither KNP BT, Holding or the Seller shall pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives) regarding the sale of any of the Purchased Assets.

                  5.10 Press Releases. Except as required by law, any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of the Seller and the Buyer.

                  5.11 Closing Conditions. Each party shall use all reasonable best efforts (and shall cause its affiliates, successors and assigns, if applicable, to use all reasonable best efforts) to satisfy promptly the conditions to Closing set forth in Article 6 hereof (in the case of the Seller) or Article 7 hereof (in the case of the Buyer) required herein to be satisfied and any other covenants or agreements of such party to be satisfied prior to the Closing.



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



                  5.12 Covenant Not To Compete. Each of the Seller, Holding and KNP BT hereby agrees that it will not, directly or indirectly:

                           (a)  compete with any of the Business within the
States of Iowa, Minnesota, Nebraska and Wisconsin for a term of five (5) years from the Closing; or

                           (b)  use any of the proprietary information or
trade secrets of the Seller to obtain an unfair advantage in competing against the Business purchased from the Seller; and,

                           (c)  solicit or hire any of the employees of the
Seller who are employed by the Buyer at the Closing for a period of three (3) years after the Closing.

                           The foregoing covenant not to compete shall not
apply to BT Office Products International, Inc. and its subsidiaries and to the sale by the Seller, Holding or KNP BT of any of the Seller Inventory. Furthermore, the foregoing covenant not to compete shall not restrict in any way
(i) KNP BT or any of its affiliates from selling anywhere in the United States any product lines of Heidelberger Druckmaschinen AG and its affiliates, MAN-Roland AG and its affiliates or Linotype Hell and its affiliates, or (ii) VGC Credit Corp. from selling any repossessed equipment under existing equipment leases of such company.

                           In the event that any provision of this Section
5.12 is determined to be invalid by any court or other entity of competent jurisdiction, the provisions of this Section 5.12 shall be deemed to have been amended, and the parties hereto agree to execute all documents necessary to evidence such amendment, so as to eliminate or modify any such invalid provision so as to carry out the intent of this Section 5.12 as far as possible and to render the terms of this Section 5.12 enforceable in all respects as so modified.


                                   ARTICLE 6.

                        CONDITIONS PRECEDENT OF THE BUYER

                  The Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled by the Seller or waived by the Buyer:

                  6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement,

                           (a)  the representations and warranties of the
Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing

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



Date and shall then be true and correct in all material respects, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such date, and

                           (b)  the Seller shall have performed and complied,
in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Buyer shall have been furnished with a certificate of an appropriate officer of the Seller, dated the Closing Date, certifying to the accuracy of this Section 6.1.

                  6.2 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against the Buyer, the Seller, Holding, KNP BT, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                  6.3 Consents. All material consents, approvals and authorizations of any third person and governmental or regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the Business of the Seller or the Buyer, necessary on the part of the Seller or the Buyer to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, shall have expired or terminated, as applicable).

                  6.4 Closing Documentation. The Buyer shall have received the following documents, agreements and instruments from the Seller:

                           (a)  the Bill of Sale and all necessary deeds,
assignments, documents and instruments to effect the transfers, conveyances and assignments to the Buyer referred to in Article 1 hereof, free and clear of all Encumbrances except for Permitted Encumbrances;

                           (b)  evidence, reasonably satisfactory to the
Buyer, of the authority and incumbency of the persons acting on

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



behalf of the Seller in connection with the execution of any document delivered in connection with this Agreement;

                           (c)  a copy of the resolutions of the sole
shareholder of the Seller authorizing the transactions contemplated hereby, certified by the Secretary or an Assistant
Secretary of the Seller; and

                           (d)  such other instruments and documents as the
Buyer shall reasonably request not inconsistent with the provisions hereof.

                  6.5 Effectiveness of Certain Contracts. The Buyer shall have received reasonable assurances from the companies set forth on Schedule 6.5 hereof that the distributor contracts relating to the Business to which such companies and the Seller are a party will continue to be in full force and effect after the Closing.

                  6.6 Physical Inventory. Concurrent with the Closing, the Seller shall have caused a physical inventory to be taken of all of its inventory and the Buyer and its auditing firm shall have had an opportunity to observe and be present at such physical inventory and to review the work papers of the Seller and its auditors with respect to such physical inventory.

                  6.7 Due Diligence. The results of the Buyer's due diligence investigation concerning the Purchased Assets, the Assumed Liabilities and the sales of the Business as reflected in its financial statements shall be reasonably satisfactory to the Buyer.



                                   ARTICLE 7.

                       CONDITIONS PRECEDENT OF THE SELLER

                  The Seller need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled by the Buyer or waived by the Seller:

                  7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement,

                           (a)  the representations and warranties of the
Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such date, and


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                                      -24-

                           (b)  the Buyer shall have performed and complied
with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Seller shall have been furnished a certificate of an appropriate officer of the Buyer, dated the Closing Date, certifying to the accuracy of this Section 7.1.

                  7.2 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against the Buyer, the Seller, Holding, KNP BT, or any of the principals, officers or directors of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

                  7.3 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Seller or the Buyer, necessary on the part of the Seller or the Buyer to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

                  7.4 Closing Documentation. The Seller shall have received the following from the Buyer:

                           (a)  payment at Closing of the Estimated Purchase
Price pursuant to Section 1.5 hereof;

                           (b)  evidence, reasonably satisfactory to the
Seller, of the authority and incumbency of the persons acting on behalf of the Buyer in connection with the execution of any document delivered in connection with this Agreement; and

                           (c)  such other instruments and documents as the
Seller shall reasonably request not inconsistent with the provisions hereof.

                  7.5 Use Agreement. The Seller shall have received from the Buyer a duly executed Letter Agreement permitting the Seller, after the Closing, to use office space (including office facilities such as telephone, etc.) and to use the Spectrum payroll system in the Buyer's Mendota Heights, Minnesota facility for up to six (6) employees of the Seller, for a maximum term of

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



one (1) year, such agreement to contain such terms as shall be mutually agreeable to the Buyer and the Seller.


                                   ARTICLE 8.

                                 INDEMNIFICATION

                  8.1 Indemnification by the Seller. The Seller hereby agrees to defend, indemnify and hold harmless the Buyer and its successors, assigns and affiliates (collectively, the "Buyer Indemnitees") from and against any and all liabilities, losses, injuries, damages, assessments, judgments, costs and expenses, including without limitation the cost of any investigation or suit and attorneys' fees relating thereto, (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

                           (a)  breaches of the representations and
warranties hereunder on the part of the Seller contained in this Agreement or from any misrepresentation in or omission from any certificate or instrument furnished or to be furnished by the Seller hereunder;

                           (b)  failures by the Seller to perform or
otherwise fulfill any undertaking or agreement or obligation or covenant hereunder or in any certificate or instrument furnished or to be furnished by the Seller hereunder;

                           (c)  the assertion against any Buyer Indemnitee of
any liability or obligation of the Seller not expressly assumed by the Buyer under this Agreement or under any other document or instrument delivered or to be delivered hereunder (including, without limitation, all liabilities and obligations of the Seller for Taxes); and/or

                           (d)  the assertion against any Buyer Indemnitee of
any liability or obligation of the Seller relating to product liability or warranty obligations which are not expressly assumed by the Buyer under Section 1.4(b) of this Agreement or under any other document or instrument delivered or to be delivered hereunder.

                  8.2 Indemnification by the Buyer. The Buyer hereby agrees to defend, indemnify and hold harmless the Seller and its successors, assigns and affiliates (collectively, the "Seller Indemnitees") from and against any and all liabilities, losses, injuries, damages, assessments, judgments, costs and expenses, including without limitation the cost of any investigation or suit and attorneys' fees relating thereto, (collectively, "Seller Losses"), caused by, resulting from or arising out of:

                           (a)  breaches of the representations and
warranties hereunder on the part of the Buyer contained in this Agreement or from any misrepresentation in or omission from any

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                                      -26-
certificate or instrument furnished or to be furnished by the Buyer hereunder;

                           (b)  failures by the Buyer to perform or otherwise
fulfill any undertaking or agreement or obligation or covenant hereunder or in any certificate or instrument furnished or to be furnished by the Buyer hereunder;

                           (c)  the assertion against any Seller Indemnitee
of any liability or obligation assumed by the Buyer under this Agreement or under any other document or instrument delivered or to be delivered hereunder;

                           (d)  the assertion against any Seller Indemnitee
of any liability or obligation of the Buyer relating to the business or operations of the Buyer; and/or

                           (e)  the Buyer's use of any KNP BT Name or Logo,
whether or not pursuant to the terms of Section 5.4.

                  8.3 Remedies. Except for remedies that cannot be waived as a matter of law, except for fraud and gross negligence, and except for the right to seek injunctive relief, specific performance and rescission, and except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of both the Buyer and the Seller hereunder shall be restricted to the indemnification rights set forth in this Article 8.

                  8.4  Survival of Representations and Warranties.  The
                       ------------------------------------------
representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing for a period of one (1) year with the exception of the representations and warranties contained in Section 3.3 (Title), in Section 3.6
(Environmental Matters) and in Section 3.13 (Taxes), which shall survive the Closing until the expiration of the applicable statutes of limitation, if any, plus a period of ninety (90) days.

                           As to each representation and warranty of the
parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "Survival Date." No claim for indemnification with respect to a breach of a representation and warranty shall be made under this Agreement after the applicable Survival Date unless prior to such Survival Date the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have given the Seller or the Buyer, as the case may be, written notice of such claim for indemnification based upon actual loss sustained, or potential loss anticipated, as a result of the existence of any claim, demand, suit or cause of action against such Buyer Indemnitee or Seller Indemnitee, as the case may be.


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




                  8.5  Certain Limitations.

                           (a)  No Buyer Losses shall be asserted by the
Buyer with respect to any matter which is covered by insurance, to the extent proceeds of such insurance are received (net of any additional costs incurred by reason of such recovery) by the Buyer. The Buyer shall, and shall cause other Buyer Indemnitees to, use its best efforts to recover all insurance recoverable in respect of a particular Buyer Loss.

                           (b)  No claim may be made against the Seller for
indemnification pursuant to Section 8.1 hereto with respect to any individual item of Buyer Losses, and Buyer Losses shall not include any individual item, unless such item exceeds $1,000 (the "De Minimis Exclusion").

                           (c)  The Seller shall be obligated to indemnify
the Buyer Indemnitees for Buyer Losses with respect to any matters under Section 8.1(a) of this Agreement when, and only when, the aggregate of all such Buyer Losses with respect to all matters exceeds $75,000, and then the Seller shall be liable for such Buyer Losses only to the extent that they exceed such amount (the "Threshold"). The Seller's obligation to indemnify the Buyer Indemnitees for Buyer Losses with respect to all matters shall be limited to an amount, or amounts in the aggregate, equal to forty percent (40%) of the Purchase Price (the "Cap").

                           (d)  Notwithstanding the foregoing, neither
Section 8.5(b) or (c) above shall apply to, and the Seller shall indemnify Buyer Indemnitees for all Buyer Losses with respect to, indemnification claims for a breach of the representations and warranties contained in Section 3.3 (Title) and in Section 3.13 (Taxes), it being further understood that all Buyer Losses with respect to any such breach shall not be applied against, or used to reduce, the Threshold.

                           (e)  Notwithstanding any other provision hereof,
in no event shall the Seller be liable for or obligated to indemnify any Buyer Indemnitee (i) to the extent such Buyer Losses relate to actions taken by such Buyer Indemnitee or any of its affiliates, or (ii) from and against any consequential, indirect or special damages, including, without limitation, lost profits, business interruption and loss of business opportunities or goodwill (other than any such consequential, indirect or special damages resulting from claims from customers, vendors or employees of the Business, which claims would be subject to the provisions of Sections 8.5(b) and (c) above). This exclusion of consequential, indirect or special damages shall apply whether an action for recovery of damages is sought based on contract, tort (including sole, concurrent or other negligence or strict liability), statute or otherwise. To the extent permitted by law, any statutory remedies which are inconsistent with this Section 8.5(a) are hereby waived by the Buyer.


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



                  8.6  Procedures Not Involving Third Party Claims.

                           (a)  The Buyer shall notify the Seller in writing
of any indemnifiable claim, stated with particularity the amount due and the reason therefor. The Seller shall, within 30 days of receipt of the Buyer's notice, advise Buyer of whether or not Seller agrees with such claim. If Seller agrees with such claim, then Seller shall pay any amounts with respect to such claim within thirty days thereafter.

                  8.7 Procedures Regarding Third Party Claims. The procedures to be followed by the Buyer Indemnitees and the Seller with respect to indemnification hereunder regarding claims by third persons shall be as follows:

                           (a)  Promptly after receipt by any Buyer
Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person, which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "Indemnified Party") shall give notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "Indemnifying Party"), setting forth in reasonable detail the nature of such action or claim, including copies of any written correspondence from such third person to such Indemnified Party.

                           (b)  The Indemnifying Party shall be entitled at
its own expense to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption of defense, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; provided, that such settlement is paid in full by the Indemnifying Party and will not have any continuing material adverse effect upon the Indemnified Party.

                           (c)  With respect to any action, proceeding or
claim as to which the Indemnifying Party shall not have exercised its right to assume the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall be entitled to participate in the defense of such action, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees

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



and expenses relate to claims as to which  indemnification is due under Sections
8.1 or 8.2 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action and enter into any monetary compromise or settlement; provided, however, that the Indemnified Party shall not settle or compromise any claims without the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed.

                           (d)  Both the Indemnifying Party and the
Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such claim, proceeding or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.


                                   ARTICLE 9.

                         GUARANTY OF KNP BT AND HOLDING

                  9.1 Guaranty. KNP BT and Holding jointly and severally hereby guarantee the due and punctual payment, observance and performance by the Seller of each and all of the obligations and liabilities of the Seller under this Agreement, subject to all of the conditions and limitations thereon as set forth herein (including, without limitation, those conditions and limitations set forth in Sections 8.3, 8.4 and 8.5 hereof). All of the foregoing liabilities and obligations of the Seller under this Agreement, together with any and all reasonable fees, costs and expenses (including, without limitation, attorneys' fees) which may be paid or incurred by the Buyer in enforcing or collecting the obligations of KNP BT and Holding under this Guaranty, are hereinafter called, collectively, the "Guaranteed Obligations" and, individually, a "Guaranteed Obligation."

                  9.2 Notice to KNP BT and Holding. KNP BT and Holding hereby agree that if any Guaranteed Obligation is not paid, observed or performed, as the case may be, when and as due, the Buyer may notify KNP BT and Holding of such non-performance, whereupon KNP BT and Holding shall cause the Seller to promptly pay, observe or perform, or KNP BT and Holding, jointly and severally, will promptly pay, observe or perform, as the case may be, such Guaranteed Obligation.

                  9.3 Absoluteness of Guaranty. The obligations of KNP BT and Holding under this Guaranty shall be absolute and unconditional, present and continuing, irrespective of any bankruptcy proceeding involving the Seller or any voluntary or involuntary liquidation, dissolution or winding up of the affairs of or termination of the existence of the Seller.



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



                  9.4 Exhaustion of Remedies Not Required. KNP BT and Holding agree that it shall not be necessary for the Buyer or the Buyer Indemnitees, or their legal representatives, successors or assigns to institute suit or exhaust their legal remedies against the Seller in order to enforce this guaranty.

                  9.5 No Limitation of Remedies. KNP BT and Holding consent and agree that in the event of a breach under the Agreements, the Buyer, Buyer Indemnitees, and their legal representatives, successors or assigns, shall have the right to pursue any remedy at law or equity against the Seller, KNP BT or Holding, and may pursue a claim against the Seller, KNP BT or Holding individually or jointly, with or without joining either or any of them in any claim or action.

                  9.6 Ownership. KNP BT and Holding, jointly and severally, represent and warrant to the Buyer that:

                           (a)  KNP BT and Holding are corporations duly
organized, validly existing and in good standing under the laws of its state or country of incorporation. Each of KNP BT and Holding has full corporate authority to enter into this Agreement and any of the other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of KNP BT and Holding of this Agreement and any of the other Agreements to which it is a party have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements to which KNP BT or Holding is a party will be as of the Closing Date, duly executed and delivered by each of KNP BT and/or Holding, as the case may be, and (assuming due execution and delivery by the Buyer) this Agreement constitutes, and each of such other Agreements when executed and delivered will constitute, a valid and binding obligation of KNP BT and/or Holding, as the case may be, enforceable against such party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principals.

                           (b)  Holding is the record and beneficial owner of
all the issued and outstanding shares of the Seller. Holding is an indirect wholly owned subsidiary of KNP BT.

                           (c)  The execution and delivery by each of KNP BT
and Holding of the Agreements to which it is a party, the consummation by each of KNP BT and Holding of the transaction contemplated hereby and thereby and the performance by each of KNP BT and Holding of its obligations hereunder and thereunder do not and will not (I) conflict with or violate any of the provisions of the certificate of incorporation or other organizational documents of such party, (ii) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court,

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                                      -31-
administrative or governmental agency or other body applicable to such party, and (iii) violate or conflict with the terms of or result in a breach of or constitute a default under any material instrument, agreement, indenture, mortgage, deed of trust or other contract to which such party is a party.

                           (d)  Except as set forth in Schedule 3.2 hereto,
no consent authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party, is required in connection with the execution and delivery by each of KNP BT and Holding of the Agreements to which it is a party, the consummation by each of KNP BT and Holding of the transactions contemplated hereby and thereby and the performance by each of KNP BT and Holding of its obligations hereunder or thereunder.


                                   ARTICLE 10.

                                  MISCELLANEOUS

                  10.1 Cooperation. Each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, to cooperate with the other party hereto, with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  10.2 Waiver. Any failure of the Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by the Buyer. Any failure of the Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by the Seller.

                  10.3 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by telecopier or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or sent by telecopier, with receipt confirmed, or two (2) business days after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.


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



                           (i)  If to the Buyer, to:

                           PrimeSource Corporation
                           4350 Haddonfield Road, Suite 222
                           Pennsauken, NJ   08109
                           Telecopier: (609) 486-2999
                           Telephone:  (609) 488-4888
                           Attention:  William A. DeMarco

                           (with a copy to):

                           Barry Maulding, Esq.
                           PrimeSource Momentum
                           355 Treck Drive
                           Seattle, WA  98188
                           Telecopier:  (206) 394-5587
                           Telephone:  (206) 394-5582

                           (ii)  If to KNP BT, Holding or the Seller, to:

                           NV Koninklijke KNP BT
                           Hoogoorddreef 62
                           1100 DE Amsterdam ZO
                           The Netherlands
                           Telecopier:  011-31-20-691-8849
                           Telephone:  011-31-20-651-1104
                           Attention:  Heidi van der Kooij, Esq.

                           (with a copy to):

                           Winthrop, Stimson, Putnam & Roberts
                           Financial Centre
                           695 East Main Street
                           Stamford, CT 06904
                           Telecopier:  (203) 965-8226
                           Telephone:  (203) 348-2300
                           Attention:  Frank W. Hogan, III, Esq.

                           The Buyer, KNP BT, Holding and the Seller may
change the address or telecopier number to which such notices or communications are to be directed by giving written notice to the other in the manner provided in this Agreement.

                  10.4  Governing Law and Consent to Jurisdiction.

                           (a)  This Agreement shall be governed by and
construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Minnesota.

                           (b)  Any judicial proceeding brought with respect
to this Agreement must be brought in any court of competent jurisdiction in the State of Minnesota, and, by execution and delivery of this Agreement, each party
(i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and

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



any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

                  10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  10.6  Headings.   The  section  headings   contained  in  this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants or undertakings of the parties other than as expressly set forth herein or therein.

                  10.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the parties hereto.

                  10.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections
8.1 and 8.2, the Buyer Indemnitees and the Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  10.10 Assignability. This Agreement may not be assigned in whole or in any part without the express written consent of the other party.

                  10.11 Expenses. Except as otherwise set forth herein, each party shall be responsible for its own legal fees and other costs and expenses incurred in connection with this Agreement and the negotiation, consummation and performance of the transactions contemplated hereby.



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



                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                                     PRIMESOURCE CORPORATION


                                                     By:
                                                            Name:
                                                            Title:


                                    VGC CORP.


                                                     By:
                                                            Name:
                                                            Title:


                                                     VGC HOLDING USA, INC.


                                                     By:
                                                            Name:
                                                            Title:


                                                     NV KONINKLIJKE KNP BT


                                                     By:
                                                            Name:
                                                            Title:


#90060036.5
                                                       -35-

                                    Schedules


Schedule 1.2(a)               Inventory
Schedule 1.2(b)               Tangible and Intangible Property
Schedule 1.2(c)               Other Current Assets
Schedule 1.2(d)               Operating Leases
Schedule 1.2(e)               Miscellaneous Assets
Schedule 1.2(f)               Real Property
Schedule 1.4(a)               Assumed Liabilities
Schedule 1.4(b)               Assumed Contracts
Schedule 1.6                  Allocation Agreement
Schedule 1.8                  Excluded Assets
Schedule 3.2                  No Violation; Consents
Schedule 3.3                  Permitted Encumbrances
Schedule 3.4                  Certain Events
Schedule 3.5                  Financial Statements
Schedule 3.6                  Environmental Matters
Schedule 3.16                 Transactions with Affiliates
Schedule 4.3                  No Violation; Consents
Schedule 6.5                  Effectiveness of Certain Contracts


#90060036.5
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




                                    Exhibits

Exhibit 1.9(a) Bill of Sale; Assignment and Assumption of Lease Agreements; Lessors' Consent and Estoppel Certificates



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